                                                                     EXHIBIT II


                                                                  TCW AGREEMENT

                            SHAREHOLDER AGREEMENT

     THIS SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as of June __, 1997 between Forcenergy Inc, a Delaware corporation
("Forcenergy"), and each of the undersigned stockholders (individually a "Stockholder" and collectively the "Stockholders") of Edisto Resources Corporation, a Delaware corporation ("Edisto") or of Convest Energy Corporation, a Texas corporation ("Convest").


                                   RECITALS

     A. Concurrently with the execution of this Agreement, Forcenergy, EDI Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Forcenergy ("EDI"), COV Acquisition Corporation, a Texas corporation and wholly owned subsidiary of Forcenergy ("COV"), Edisto and Convest have entered into an Agreement and Plan of Merger, a copy of which is attached as Exhibit A hereto (the "Merger Agreement"), which provides for the mergers (the "Mergers") of EDI with and into Edisto and Convest with and into COV. Pursuant to the Merger Agreement, upon consummation of the Mergers all outstanding capital stock of Edisto and of Convest will be converted into the right to receive cash and stock of Forcenergy and stock of Forcenergy, respectively.

     B. Each Stockholder owns the number of the shares of the outstanding Common Stock, $.01 par value per share of Edisto or Convest as is indicated on Schedule I of this Agreement (collectively, the "Shares").

     C. The agreements of the Stockholders contained herein are in consideration of the execution of the Merger Agreement by Forcenergy.

     D. The directors and officers of Edisto and Convest have approved the Mergers and believe the Mergers are in the best interest of such companies and their stockholders.

     NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions of the Merger Agreement the parties agree as follows:

     1.   AGREEMENT TO RETAIN SHARES.

          1.1 TRANSFER AND ENCUMBRANCE. Stockholders agree not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as hereinafter defined) or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as each of the Mergers shall have become effective in accordance with the terms and provisions of the Merger Agreement (the "Effective Time"),
(ii) the termination of the Merger Agreement in accordance with Section 10(a)(i)(A), 10(a)(i)(B), 10(a)(i)(C), 10(a)(i)(F) or 10(a)(ii)(B) thereof or (iii) a termination of the Merger Agreement in accordance with Section 10(a)(i)(D), 10(a)(i)(E) or 10(a)(ii)(D) thereof and in which Edisto's Board of Directors determines in good faith and after consultation with an independent financial advisor that such Superior Proposal would result in the payment of consideration valued at a minimum of $10.95 per share to the stockholders of Edisto in exchange for all outstanding shares of Edisto common stock.

          1.2 NEW SHARES. Stockholders agree that any shares of capital stock of Edisto or Convest that Stockholders purchase or with respect to which Stockholders otherwise acquire beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. AGREEMENT TO VOTE SHARES. Unless the Merger Agreement is terminated pursuant to the provisions of Section 10(a)(i)(A), 10(a)(i)(B), 10(a)(i)(C), 10(a)(i)(F) or 10(a)(ii)(B) thereof or the conditions of Section 1.1(iii) hereof are met at every meeting of the stockholders of Edisto or Convest held prior to the Effective Time called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Edisto or Convest with respect to any of the following, Stockholders shall vote the Shares and any New Shares; (i) in favor of approval of the Merger Agreement and the Mergers and any matter that could reasonably be expected to facilitate the Mergers; and (ii) against approval of any proposal made in opposition to the consummation of the Mergers and the Merger Agreement, against any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Forcenergy and its affiliates and against any liquidation or winding up of Edisto or Convest (each of the foregoing is referred to as an "Opposing Proposal"). Stockholders agree not, directly or indirectly, to solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of Edisto's or Convest's business assets or a controlling equity interest in Edisto or Convest.

     3.   ADDITIONAL AGREEMENTS.

          3.1 The Stockholders hereby consent to the release by the inclusion in any press release relating to the Mergers of the following language:

          Investment funds and accounts managed by TCW Special Credits and Oaktree Capital Management, LLC, which hold slightly in excess of 51 percent of Edisto's common stock, have agreed to support the proposed Mergers by their willingness to vote for the transaction. In addition, such parties have contractually agreed not to sell 80% of the stock of Forcenergy received in the transaction for a period of six months from the consummation of the transaction.

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          3.2  The Stockholder acknowledges that the terms of this Agreement will be required to be described, and this Agreement will be required to be filed, in certain securities law filings relating to the Mergers.

          3.3 To the extent inconsistent with the provisions of this Agreement, the Stockholder hereby revokes any and all proxies with respect to the Shares or any other voting securities of Edisto or Convest.

          3.4 Stockholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of common stock, par value $.01 per share, of Forcenergy received pursuant to the Mergers (the "Stock") or to make any offer or agreement relating thereto, at any time prior to 180 days from the date that both of the Mergers shall have become effective in accordance with the terms and provisions of the Merger Agreement; provided, however, that notwithstanding the foregoing, Stockholder may transfer, sell, exchange, pledge or otherwise dispose of or encumber up to 20% of the total number of shares of Stock.

           Notwithstanding anything to the contrary set forth herein, this Agreement shall not restrict any representative, employee or agent of the Stockholder from acting in accordance with such person's fiduciary duties as a director of Edisto.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Each Stockholder represents, warrants and covenants as to itself to Forcenergy as of the date hereof and the Closing Date of the Mergers as follows:

          4.1 OWNERSHIP OF SHARES. Each Stockholder: (i) is the beneficial owner of the Shares set forth on Schedule 1 hereto, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Edisto or Convest other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement. TCW Special Credits and Oaktree Capital Management, LLC have full power and authority to execute this Agreement on behalf of and to bind each of the Stockholders to the terms of this Agreement.

          4.2 NO PROXY SOLICITATIONS. Unless the Merger Agreement is terminated pursuant to the provisions of Section 10(a)(i)(A), 10(a)(i)(B), 10(a)(i)(C), 10(a)(i)(F) or 10(a)(ii)(B) thereof or the conditions of Section 1.1(iii) hereof are met, Stockholders will not, and will not permit any entity under Stockholders' control, to: (i) solicit proxies or take part in a solicitation of proxies with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Mergers in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by written consent of Edisto or Convest stockholders with respect to an Opposing Proposal; or (iii) enter into any agreement with any third party substantially similar to this Agreement with respect to any voting securities of Edisto or Convest with respect to an Opposing Proposal.

          4.3 NO CLAIMS. Stockholders do not have any claims, causes of action, disputes, receivables, right of offset, lawsuits or any other claim whatsoever, whether contingent or otherwise, against either Edisto or Convest or any of their respective subsidiaries, officers, directors or employees.

     5.   REGISTRATION RIGHTS.

          5.1 SHELF REGISTRATION. Within 120 days of the effective date of the Mergers, Forcenergy shall file a "shelf" registration statement to register under the Securities Act of 1933, as amended (the"Securities Act") the sale from time to time of the shares of Stock and use reasonable efforts to obtain the effectiveness of such registration statement within 180 days of the effective date of the Mergers; PROVIDED, HOWEVER, that Forcenergy may defer its obligations under this Section 5.1 for a period of no more than 30 days if Forcenergy would be required to prepare financial statements other than those it customarily prepares or Forcenergy determines in its reasonable judgment that the registration and offering would have a material adverse effect on any material financing, acquisition, corporate reorganization or other material corporate transaction or development involving Forcenergy that is pending at the time and promptly gives Stockholder notice of that determination (it being understood, however, that, in any such event, Forcenergy shall use all reasonable efforts to minimize the length of the postponement). The provisions of this Section 5.1 are subject to the provisions of Section 5.4.

          In the event of the issuance of any stop order suspending the effectiveness of any registration statement or of any order suspending or preventing the use of any prospectus or suspending the qualification of such shares of Stock for sale in any jurisdiction, Forcenergy shall use its reasonable efforts promptly to obtain its withdrawal.

          5.2  PIGGYBACK REGISTRATION RIGHTS. Subject to the provisions of
Section 5.4, if Forcenergy at any time proposes to register any of its common stock under the securities Act (other than registrations on Forms S-4 or S-8 or any successor forms thereof or registrations of securities in connection with a Rule 145 transaction), whether of its own accord or at the request of any holder or holders of its securities, it shall at such time promptly after the receipt of a request from holder(s) of its securities or its own decision to initiate a registration (but no later than ten business days) give written notice to the Stockholder of its intention to do so.

          Upon the written request of the Stockholders delivered to Forcenergy within ten business days after receipt of any such notice, Forcenergy shall use reasonable efforts (subject to the provisions of this Section 5.2) to cause all shares of Stock, which Stockholders shall have so requested registration thereof, to be registered under the Securities Act, all to the extent requisite to permit the sale or other disposition by the Stockholder of such shares of Stock; PROVIDED, HOWEVER, Forcenergy may elect not to file a registration statement pursuant to this Section 5.2 or may withdraw any registration statement filed pursuant to this Section 5.2 at any time prior to the effective date hereof.

          If the managing underwriter for the offering advises that marketing factors require the inclusion in such registration of some or all of the shares of Stock sought to be registered by the Stockholders to be limited or that the number of securities to be registered at the insistence of Forcenergy and any other selling shareholders plus the number of shares of Stock sought to be registered by the Stockholders should be limited due to marketing factors, the number of shares of Stock sought to be registered by the Stockholders and such other selling shareholders shall be reduced pro rata, based on the number of securities sought to be registered by each Stockholder, Forcenergy or such other selling shareholder, to the number recommended by the managing underwriter.

          In connection with any offering involving an underwriting of shares being issued by Forcenergy, Forcenergy shall not be required to include any of the shares of Stock in such underwriting pursuant to Section 5.2 unless the Stockholder accepts the terms of the underwriting as agreed upon between Forcenergy and the underwriters.

          The shares of Stock proposed to be registered under any registration statement under Section 5.2 hereof shall be offered for sale at the same public offering price as the shares of common stock of Forcenergy offered for sale by Forcenergy or any other selling shareholder covered thereby.

          5.3 EXPENSES OF REGISTRATION. All expenses incurred in connection with the registrations of shares of Stock pursuant to this Article 5, including without limitation (i) all state registration and qualification fees, (ii) all printing, engineering and accounting fees, (iii) one half of the Securities and Exchange Commission registration fee, the fee payable to the National Association of Securities Dealers, Inc. and (iv) all fees and disbursements of counsel for Forcenergy, shall be borne by Forcenergy; PROVIDED, HOWEVER, that Forcenergy shall not be required to pay, and the Stockholder shall pay, any underwriter discounts, commissions, and other underwriter compensation, to the extent such fees, discounts, commissions and compensation relate to the shares of Stock.

          5.4 TERMINATION. Forcenergy shall not be required to maintain the effectiveness of the registration statement contemplated by Section 5.1 following the expiration of one year from the effective date of the Mergers and may de-register any shares of Stock covered by such registration statement after such time. In addition, Forcenergy shall not be obligated to take any action to effect any registration, qualification or compliance pursuant to Section 5.2, and the provisions contained in Section 5.2 shall terminate and be of no force and effect, following the expiration of one year from the effective date of the Mergers.

     6. TERMINATION. Other than with respect to the provisions of Section 3.1, 3.2 and 3.4 and the provisions of Article 5, which provisions shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     7.   MISCELLANEOUS.

          7.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          7.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other, except the rights under Article 5 may be assigned if Stockholder sells all of its Shares in a private transaction which complies with the terms of this Agreement.

          7.3 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

          7.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties acknowledge that Forcenergy will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Forcenergy upon any such violation, Forcenergy shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Forcenergy at law or in equity.

          7.5 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or two days after mailing by air courier addressed as follows:


     If to Forcenergy:

          Forcenergy Inc
          2730 SW 3rd Avenue
          Suite 800
          Miami, Florida 33129-2237
          Attn: Stig Wennerstrom
          Telecopy:  (305)856-4300

     With a copy to:

          Andrews & Kurth L.L.P.
          4200 Texas Commerce Tower
          Houston, Texas 77002
          Attn: John F. Wombwell
          Telecopy: (713) 220-4285

     If to Stockholder:

          To the address for notice set forth on the last page hereof.

     With copies to:

          Edisto Resources Corporation
          Convest Energy Corporation
          2401 Fountainview Drive, Suite 700
          Houston, Texas 77057
          Attn: Michael Y. McGovern
          Telecopy: (713) 780-8146

     and

          Snell & Smith, P.C.
          1000 Louisiana, Suite 3650
          Houston, Texas 77002
          Attn: Paul E. Pryzant
          Telecopy:(713) 651-8010

     Such addresses may be changed from time to time by means of a notice given in the manner provided in this section.

          7.6 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

          7.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          7.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          7.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

          7.10 ATTORNEYS' FEES. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

FORCENERGY INC                       EACH FUND AND ACCOUNT SET FORTH
                                     ON SCHEDULE 1 HERETO

                                     By: TCW Special Credits, as general partner
By:                                      or investment manager of the funds and
   --------------------------            accounts set forth on Schedule 1
   Name:
   Title:
                                         By: TCW Asset Management Company,
                                             its managing general partner

                                             By: /s/ Bruce A. Karsh
                                                 ------------------------------
                                                 Name:      Bruce A. Karsh
                                                 Title:  Authorized Signatory

                                             By: /s/ Kenneth Liang
                                                 ------------------------------
                                                 Name:       Kenneth Liang
                                                 Title:  Authorized Signatory

                                     Affiliate's Address for Notice:

                                     550 South Hope Street, 22nd Floor
                                     Los Angeles, California 90071
                                     Attn:  Kenneth Liang
                                     Fax No. (213) 694-1599

                                     EACH FUND AND ACCOUNT SET FORTH
                                     ON SCHEDULE 2 HERETO

                                     By: Oaktree Capital Management, LLC. as
                                         general partner or investment manager
                                         of the funds and accounts set forth on
                                         Schedule 2


                                         By: /s/ Bruce A. Karsh
                                             ------------------------------
                                             Name:      Bruce A. Karsh
                                             Title:  Authorized Signatory

                                         By: /s/ Sheldon M. Stone
                                             ------------------------------
                                             Name:    Sheldon M. Stone
                                             Title:      Principal

                                     Affiliate's Address for Notice:

                                     550 South Hope Street, 22nd Floor
                                     Los Angeles, California 90071
                                     Attn:  Kenneth Liang
                                     Fax No. (213) 694-1599

                                  SCHEDULE 1


                                                              SHARES OF
FUNDS AND ACCOUNTS                                       EDISTO COMMON STOCK
------------------                                       -------------------

The Board of Trustees of the Delaware State Employees
  Retirement Fund, separate account                             222,661

TCW Special Credits Fund III                                  2,019,176

TCW Special Credits Fund IIIb                                 1,667,991

The Common Fund for Bond Investments, separate account          112,176

Weyerhaeuser Company Master Retirement Trust,
  separate account                                              991,550

TCW Special Credits Trust                                       889,520

TCW Special Credits Trust IIIb                                1,191,100
                                                              ---------
                                                              7,094,174

                                  SCHEDULE 1


                                                              SHARES OF
FUNDS AND ACCOUNTS                                       EDISTO COMMON STOCK
------------------                                       -------------------

OCM High Yield Trust                                            71,970

OCM High Yield Limited Partnership                              38,100

Master Pension Trust of Pacific Telesis Group,
  separate account                                             100,902

Hughes Aircraft Company Master Retirement Trust,
  separate account                                              11,500

San Diego County Employees Retirement Association,
  separate account                                               5,630
                                                               -------

                                                               228,102